Consent of Independent Certified Public Accountant

United Fuel & Energy Corporation

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 21, 2006, relating to the consolidated financial statements of United Fuel & Energy Corporation, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 9, 2006, relating to the financial statements of Queen Oil and Gas Company, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ JOHNSON MILLER & CO., CPA’S PC

Odessa, Texas

October 18, 2006